Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	August 4, 2011
(218) 628-2217

IKONICS REPORTS RECORD QUARTERLY SALES

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth based imaging technology company, reported record sales of $4,587,000 in the second quarter of 2011. This represents a 26% increase over the first quarter of 2011 and an 8% increase over the second quarter of 2010. For the quarter, earnings fell 10% to $310,000 or $0.16 per share compared to $0.17 per share for the corresponding 2010 quarter. The decline in earnings is primarily attributable to the rising cost of petro-chemicals and expenses related to the company’s new business initiatives.

Bill Ulland, Ikonics CEO, said the growth in sales is welcome: “Export and Ikonics Imaging are showing healthy growth while Domestic Chromaline has improved substantially from the first quarter. Micro-Machining continues its robust sales, but Digital Texturing (DTX) progress has been hindered by the unavailability of the specialized inkjet printers needed for the process.”

Ulland continued, “This printer bottle neck now appears to be resolved, and I anticipate an increase in consumable sales in the second half and accelerating thereafter as equipment becomes available. The production printer now being manufactured by Colour Scanner Technology is producing an excellent product using new state-of-the art print heads coupled with our fluids and films. Our DTX process is now being recognized as the new industry standard for mold texturing and related rapid prototyping. An Illinois Tool Works printer should be in the market by the fourth quarter, and we anticipate that it too will produce an outstanding product for the mold texturing industry. In most cases, the printers will be sold directly by the manufacturers and Ikonics will benefit through the sales of consumable fluids and films.”

Karl Shaw, former President of Standex Engraving (an industry leader in mold texturing), has accepted the permanent position of Director of New Technologies for Ikonics and will join the company on August 15th. “I am very pleased Karl is joining us”, said Ulland, “in addition to a deep background in the mold texturing industry, Karl has broad expertise in materials science that will assist our continued efforts to enter new profitable markets.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, and new products and businesses that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, availability of equipment sold by the Company or for use with its products, raw materials costs, the ability to identify and make suitable acquisitions, the ability to control costs without impacting growth as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS

For the Three Months and Six Months Ended June 30, 2011 and 2010

	Three Months Ended		Six Months Ended
	6/30/11	6/30/10	6/30/11	6/30/10
Net sales	$4,587,432	$4,248,055	$8,240,531	$7,932,632

Cost of goods sold	2,733,442	2,418,296	4,919,698	4,619,078

Gross profit	1,853,990	1,829,759	3,320,833	3,313,554

Operating expenses	1,405,183	1,326,973	2,848,735	2,688,066

Income from operations	448,807	502,786	472,098	625,488

Interest income	4,781	3,886	9,343	7,405

Income before income taxes	453,588	506,672	481,441	632,893

Income tax expense	144,042	163,400	134,553	141,280

Net income	$309,546	$343,272	$346,888	$491,613

Earnings per common share-diluted	$0.16	$0.17	$0.17	$0.25

Average shares outstanding-diluted	1,987,662	1,974,158	1,984,040	1,970,587

Condensed Balance Sheets

As of June 30, 2011 and December 31, 2010

	6/30/11	12/31/10
	(unaudited)
Assets
Current assets	$8,398,279	$7,811,830
Property, plant and equipment, net	4,930,534	5,012,933
Intangible assets, net	333,936	317,168

	$13,662,749	$13,141,931

Liabilities and Stockholders’ Equity
Current liabilities	$878,808	$777,984
Deferred income taxes	171,000	171,000
Long term debt	—	—
Stockholders’ equity	12,612,941	12,192,947

	$13,662,749	$13,141,931

CONDENSED STATEMENTS OF CASH FLOW

For the Six Months Ended June 30, 2011 and 2010

	6/30/11	6/30/10
Net cash provided by (used in) operating activities	$(83,848)	$662,122

Net cash used in investing activities	(170,311)	(932,518)

Net cash provided by financing activities	66,131	33,990

Net decrease in cash	(188,028)	(236,406)

Cash at beginning of period	1,291,383	1,304,586

Cash at end of period	$1,103,355	$1,068,180